UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________________
FORM 8-A
_________________________________________________________
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
_________________________________________________________
Blue Owl Real Estate Net Lease Trust
(Exact name of registrant as specified in its charter)
_________________________________________________________

Maryland	000-56536	88-1672312
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 N. LaSalle St., Suite 4140 Chicago, IL	60602
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on
to be so registered	which each class is to be registered
None
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(a) or (c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): None

Securities to be registered pursuant to Section 12(g) of the Act:
Class N Shares
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to Be Registered.

The securities to be registered hereby are Class N Shares (the “Class N Shares”) of Blue Owl Real Estate Net Lease Trust (the “Registrant,” “we,” “us” or “our”).
The Class N Shares have equal rights and privileges with the Registrant’s Class S common shares, Class D common shares and Class I common shares (the “Prior Shares” and, together with the Class N Shares, the “Shares”), except that the Class N Shares are subject to different fees from the Prior Shares as described further below.
Subject to the restrictions on ownership and transfer of our Class N Shares set forth in our Declaration of Trust and except as may otherwise be specified in our Declaration of Trust, holders of our Class N Shares (“Class N Shareholders”) are entitled to one vote per Class N Share on all matters voted on by Class N Shareholders and holders of Prior Shares (collectively, the “Prior Shareholders” and, together with the Class N Shareholders, “Shareholders”). On any matter submitted to a vote of Shareholders, all Shares issued and outstanding shall vote as a single class, except that, with respect to any matter which our Board of Trustees (the “Board of Trustees”) determines disproportionately and adversely affects only one or more of our classes or series of Shares, only the holders of the classes or series of Shares which are disproportionately and adversely affected shall be entitled to vote. Subject to any preferential rights of any outstanding class or series of shares of beneficial interest and to the provisions in our Declaration of Trust regarding the restriction on ownership and transfer of our Class N Shares, Class N Shareholders are entitled to such distributions as may be authorized from time to time by our Board of Trustees (or a committee of our Board of Trustees) and declared by us out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our Shareholders. Upon issuance for full payment in accordance with the terms of our private offering, all Class N Shares issued in the private offering will be fully paid and non-assessable. Class N Shareholders will not have preemptive rights, which means that Class N Shareholders will not have an automatic option to purchase any new Class N Shares that we issue.
Our Declaration of Trust also contains a provision permitting our Board of Trustees, without any action by our Class N Shareholders, to classify or reclassify any unissued Class N Shares into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of repurchase of any new class or series of Class N Shares.
We will generally not issue certificates for our Class N Shares. Class N Shares will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. SS&C GIDS, Inc. acts as our registrar and as the transfer agent for our Class N Shares.
Although no upfront selling commissions will be paid to the Registrant or Blue Owl Securities LLC (the “Dealer Manager”) with respect to Class N Shares, if subscribers purchase Class N Shares through certain financial intermediaries, those financial intermediaries may directly charge subscribers transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that the selling agents limit such charges to 2.00% of the transaction price for each Class N Share.
We pay the Dealer Manager an ongoing servicing fee with respect to our outstanding Class N Shares equal to 0.50% per annum of the aggregate net asset value (“NAV”) of our outstanding Class N Shares. The ongoing servicing fees are paid monthly in arrears. The Dealer Manager reallows (pays) all or a portion of the ongoing servicing fees to participating broker-dealers and servicing broker-dealers for ongoing services performed by such broker-dealers, and will retain the ongoing servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services (or, in the Dealer Manager’s discretion, convert the applicable shares to Class I Shares).
No upfront selling commissions, dealer manager fees, or other similar placement fees are payable in respect of any Class N Shares sold pursuant to our distribution reinvestment plan, but such shares will be charged the ongoing servicing fee payable with respect to all our outstanding Class N Shares.
In certain arrangements made between the Dealer Manager and financial intermediaries, Class N Shares may be converted or exchanged into an equivalent NAV amount of Class I Shares at the time in which their total transaction or other fees, including upfront placement fees or brokerage commissions and ongoing servicing fees reach any agreed upon amount. The Dealer Manager also has the right to approve at its own discretion the ability for Class N Shares to convert or exchange into an equivalent NAV amount of Class I Shares under certain circumstances.
Each Class N Share held in a Shareholder’s account will automatically and without any action on the part of the holder thereof convert into a number of Class I Shares (including any fractional shares) with an equivalent NAV as such share on the earliest of (i) a listing of Class I Shares or (ii) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets.
Distributions will be made on all classes of our Shares at the same time. The per share amount of distributions on Class S common shares, Class N Shares, Class D common shares and Class I common shares will likely differ because of different class-specific ongoing servicing fees that are deducted from the gross distributions for each Share class. Holders of our Shares may also participate in our Share Repurchase Plan, on a quarterly basis, subject to the terms of such plan as it may be amended from time to time.
For a further description of the Class N Shares being registered hereby, reference is made to certain information applicable to all Shares contained in the Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, comprising Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on March 18, 2024, which is incorporated by reference herein, as such description may be updated from time to time in the Registrant’s subsequent filings with the SEC.

Item 2. Exhibits

Exhibit Number	Exhibit Title or Description
3.1
Third Amended and Restated Declaration of Trust of Blue Owl Real Estate Net Lease Trust as of April 19, 2024 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 23, 2024.)

3.2
Second Amended and Restated Bylaws of the Registrant as of July 6, 2023 (filed as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on July 10, 2023 and incorporated herein by reference).

4.1	Fourth Amended and Restated Share Repurchase Plan, dated April 19, 2024 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on April 23, 2024).
4.2	Distribution Reinvestment Plan of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed on April 23, 2024).

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Owl Real Estate Net Lease Trust

	By:	/s/ Kevin Halleran
		Name:	Kevin Halleran
		Title:	Chief Financial Officer

Date: April 24, 2024